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                                  EXHIBIT 23.2

                        CONSENT OF KPMG PEAT MARWICK LLP




The Board of Directors and Shareholders
Insteel Industries, Inc.

We consent to incorporation by reference in the registration statements on Forms S-8 (Nos. 33-01032, 33-40410, 33-35316, 33-61887, and 33-61889) of Insteel
Industries, Inc. of our report dated October 24, 1995, relating to the consolidated statements of earnings, shareholders' equity and cash flows of Insteel Industries, Inc. and subsidiaries for the year ended September 30, 1995 and related schedule for the year ended September 30, 1995 which report appears in the September 30, 1997 annual report on Form 10-K of Insteel Industries, Inc.


KPMG PEAT MARWICK LLP

Charlotte, North Carolina
December 5, 1997